bel

COMPONENTS FOR A CONNECTED PLANET™

Bel Fuse Inc.
206 Van Vorst Street
Jersey City, NJ 07302 USA
www.belfuse.com
tel 201.432.0463
fax 201.432.9542

May 12, 2005

Members of the Board of Directors
Artesyn Technologies Inc
7900 Glades Road, Suite 500
Boca Raton, FL 33434

Attention: Secretary of the Company

Dear Board Member:

As a large shareholder in Artesyn, I am writing to express my disappointment with the recent performance of the Company's stock price, as well as my frustration with the Company's unwillingness to simply meet with a potential merger partner and explore the possible benefits of a strategic combination. Based on current trading, the stock price is almost 30% below the implied price in my letter to Joseph O'Donnell on August 31, 2004, in which I proposed that we enter into discussions to merge Artesyn and Bel.

The stock price performance is even more unacceptable given the actions of the Artesyn Board in the eight months since my letter. As noted previously, the Company has refused multiple invitations from Bel to discuss various strategic alternatives, including a letter to Joseph O'Donnell on April 4, 2005 for which we did not even receive a response. We find it hard to believe that the Board can determine the adequacy of any proposal without at least meeting with the other party and discussing the possibilities of a combination. In addition, the Company denied Bel's request to include a proposal in the proxy materials for the 2005 annual meeting regarding the adoption and maintenance of the Company's rights plan, a plan which we believe is significantly limiting the ability of Artesyn's shareholders to realize the full value of their holdings. Most recently, the Board approved compensation packages to senior management which we believe are excessive relative to the Company's performance and to the pay structures of other companies in our industry.

Despite the Board's responses to date, we continue to believe that a merger of Artesyn and Bel represents a sound and compelling proposition for both sets of shareholders. Specifically, the proposed strategic combination of the two companies would create one of the strongest electro-mechanical vendors in the world, supplying a broad array of components and subsystems to most of the leading computing, networking and telecommunications companies around the globe. As contemplated, Artesyn shareholders would maintain ownership in a company which we believe would have a significantly greater opportunity for growth and stock price appreciation going forward.